Exhibit 99.1

1-800-FLOWERS.COM® Reports Strong EBITDA and EPS Growth on Revenues of $219.6 Million for Its Fiscal 2008 Third Quarter

  Net income for the quarter increased 212 percent to $3.3 million, or $0.05 per diluted share, compared with $1.1 million, or $0.02 per diluted share, in the prior year period.
  EBITDA* for the quarter improved 28 percent, or $2.3 million, to $10.3 million compared with $8.0 million in the prior year period. (*Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA is included as part of the tables attached to this release. )
  Total revenues for the quarter increased 2.7 percent, or $5.8 million, to $219.6 million, compared with $213.8 million in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and a provider of specialty gifts for all occasions, today reported revenues of $219.6 million for its fiscal third quarter ended March 30, 2008, representing an increase of 2.7 percent compared with revenues of $213.8 million reported in the prior year period. Total revenue growth for the period was driven by strong growth in the Company’s BloomNet wire service business as well as revenues associated with the Easter and Valentine holidays, somewhat offset by softer overall consumer demand throughout the remainder of the quarter. The Company noted that, while total sales benefited from the shift of the Easter holiday into its fiscal third quarter, compared with the prior year when it took place in its fiscal fourth quarter, revenues associated with Easter were impacted by inclement weather throughout much of the country and the early date placement, which reduced consumer focus on the holiday.

Highlighting results for the fiscal third quarter was the Company’s continued focus on improving operating leverage which resulted in an improvement of 70 basis points in its operating expense ratio (which excludes depreciation and amortization) to 36.1 percent compared with 36.8 percent in the prior year period. Gross profit margin for the quarter also improved, increasing 30 basis points to 40.8 percent, compared with 40.5 percent in the prior year period, primarily reflecting product mix during the period.

The combination of these factors resulted in an EBITDA* improvement for the quarter of $2.3 million, or 28.2 percent, to $10.3 million compared with $8.0 million in the prior year period. Net income for the quarter increased 212.4 percent to $3.3 million, or $0.05 per diluted share, compared with $1.1 million, or $0.02 per diluted share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “For the fiscal third quarter, we were pleased with the strong bottom-line results we were able to achieve in a challenging economic environment. We did this by focusing on leveraging our business platform to reduce our operating expense ratio and targeting our marketing initiatives to drive profitable growth. This strategy, combined with a 30 basis point improvement in gross profit margin, enabled us to increase EBITDA by 28 percent to $10.3 million, compared with $8.0 million in the prior year period, and improve net income more than 200 percent to $0.05 per diluted share, compared with $0.02 per diluted share in the third quarter last year.”

McCann noted that the Company’s BloomNet Wire Service continued to grow at a double digit pace during the quarter, with revenue increasing approximately 21 percent to $15.4 million and category contribution margin increasing 45 percent to $5.6 million. “BloomNet has established itself as the wire service industry’s leading innovator through such initiatives as the industry’s first, and only, digital directory which has been enthusiastically embraced by our florists, who are eager to join the digital age.” Following up on this effort, during the third quarter BloomNet launched its “Florists for Forests” program which allows a florist to benefit the environment by eliminating the need for a paper-based directory and, in return, have BloomNet plant two trees on their behalf. “Through initiatives such as these, BloomNet is helping florists not just survive, but to thrive in this challenging economy. Importantly, BloomNet continues to build its market share with increasing order volume as well as further penetration for our expanded suite of products and services,” said McCann.

During the fiscal third quarter, the Company said more than 2 million e-commerce customers placed orders of whom approximately 60 percent were repeat customers. This reflects the strength of the 1-800-FLOWERS.COM brand and its expanded Specialty Brands businesses, as well as the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted source for gifts and services for all of their celebratory occasions.

Regarding the Company’s outlook for its fiscal fourth quarter, ending June 29, 2008, McCann said, “We continue to see a challenging economic environment in which consumers are being cautious in their discretionary spending. Fortunately, during our fiscal fourth quarter we have the key Mother’s Day holiday as well as Administrative Professionals/Secretaries Week and Father’s Day. In addition, we are very excited about the recent launch of our partnership with Martha Stewart Living Omnimedia, Inc., in which we have created an exclusive co-branded partnership that leverages lifestyle icon Martha Stewart’s unparalleled design talent with our Company’s relationships with our millions of customers and our unique same-day, any-day delivery capabilities. As the leading innovator in the floral industry, we believe it is absolutely essential, particularly in the current economy, to have an exciting and differentiated product offering to capture our customers’ attention and help them connect and express themselves to the important people in their lives.”

CATEGORY RESULTS:

The Company provides selected financial results for its Floral and Specialty Brands business categories in the tables attached to this release and as follows:

FLORAL:

  1-800-FLOWERS.COM Consumer Floral: During the third quarter, revenues increased approximately 1 percent to $141.0 million, compared with $140.1 million in the prior year period. Gross profit margin for the quarter was 38.0 percent compared with 38.5 percent in last year’s third quarter. The combination of the lower than anticipated sales growth and slightly lower gross profit margin, reflecting the difficult retail environment, resulted in a decline in category contribution margin of $1.9 million to $17.2 million, compared with $19.1 million in the prior year period. (The Company defines category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues increased 20.9 percent, or $2.7 million, to $15.4 million compared with $12.7 million in the year ago period. Gross profit margin was 54.6 percent compared with 51.9 percent in the prior year period. Primarily reflecting revenue growth and product mix, category contribution margin increased 45 percent to $5.6 million compared with $3.8 million in last year’s third quarter.

SPECIALTY BRANDS:

  Gourmet Food and Gift Baskets: Revenues increased 11.4 percent to $39.7 million compared with $35.6 million in the prior year period. Gross profit margin increased 270 basis points to 45.9 percent, compared with 43.2 percent in the year ago period, primarily related to product mix. The strong revenue growth, benefiting from the shift in Easter, combined with the increase in gross profit margin, resulted in category contribution margin growth of 79.1 percent to $3.3 million compared with $1.8 million in the prior year period.
  Home and Children’s Gifts: Revenues for the quarter declined 7.3 percent to $24.6 million, reflecting management’s planned reduction in marketing as it focuses on improving profitability in the category, as well as the impact on consumer demand related to the continued weakness in the housing market. Gross profit margin declined 110 basis points to 38.9 percent compared with 40 percent in the prior year period. The decline in revenue and gross profit margin were somewhat offset by improved operating leverage resulting in a category contribution margin loss of $3.2 million, essentially unchanged from the prior year period.

Company Guidance:

The Company said that it was maintaining its guidance for EBITDA growth in a range of 20-to-25 percent and EPS growth of 30-to-35 percent, based on expected revenue growth in a range of two-to-four percent for the full fiscal year. Regarding its current fiscal fourth quarter, which includes the key Mother’s Day holiday as well as Administrative Professionals Week and Father’s Day, the Company expects the period will represent approximately 23-to-25 percent of full-year revenues.

McCann noted that the Company finished the fiscal third quarter with more than $38 million in cash and no debt outstanding on its revolving credit facility. “We have a strong balance sheet and we anticipate generating substantial free cash flow for the full fiscal year. We remain focused on our strategy of leveraging our business platform – including our market-leading brand strength and innovation along with the deepening relationships we have with our more than 25 million customers – to further improve our operating expense ratio and drive profitable revenue growth. We believe this focus will enable us to achieve our bottom-line growth goals for the year and continue to build long term shareholder value,” he said.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and a provider of specialty gifts for all occasions. For more than 30 years, 1-800-FLOWERS.COM, Inc. has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® (1-800-356-9377 or www.1800flowers.com), named one of the top 50 online retailers by Internet Retailer and the recipient of ICMI’s 2006 Global Call Center of the Year Award, offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight “Fresh From Our Growerssm.” As always, 100% satisfaction and freshness are guaranteed.

The 1-800-FLOWERS.COM, Inc. collection of brands also includes Gourmet Gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands® (www.fanniemay.com and www.harrylondon.com); gourmet foods from Greatfood.com® (www.greatfood.com); wine gifts from Ambrosia® (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) as well as Home Decor and Children’s Gifts from Plow & Hearth® (1-800-627-1712 or www.plowandhearth.com), Wind & Weather® (www.windandweather.com), HearthSong® (www.hearthsong.com) and Magic Cabin® (www.magiccabin.com); and the BloomNet® (www.mybloomnet.net) international floral wire service provides quality products and diverse services to a select network of professional florists. 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ Global Select Market under ticker symbol FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for continued improvement in revenues, EBITDA and EPS and the Company’s guidance with respect to fiscal 2008, including its fiscal fourth quarter. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its revenue and profitability growth guidance for fiscal year 2008, including the fourth quarter of fiscal 2008; its ability to reduce costs and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; it’s ability to generate forecasted levels of free cash flow; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007 and its subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Conference Call:

The Company will conduct a conference call to discuss the attached financial results today, Thursday, April 24, 2008 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (EDT) on 4/24/08 through midnight on 4/26/08 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter replay pass code #: 4973330.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	March 30, 2008	July 1, 2007
	(unaudited)
Assets
Current assets:
Cash and equivalents	$38,329	$16,087
Receivables, net	17,206	17,010
Inventories	67,370	62,051
Deferred tax assets	8,886	19,260
Prepaid and other	8,301	9,576
Total current assets	140,092	123,984

Property, plant and equipment, net	61,017	62,561
Goodwill	111,717	112,131
Other intangibles, net	50,751	52,750
Other assets	786	1,081
Total assets	$364,363	$352,507

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$58,604	$62,433
Current maturities of long-term debt and obligations under capital leases	12,203	10,132
Total current liabilities	70,807	72,565

Long-term debt and obligations under capital leases	58,438	68,000
Deferred tax liabilities	8,230	8,230
Other liabilities	3,004	2,681
Total liabilities	140,479	151,476
Total stockholders’ equity	223,884	201,031
Total liabilities and stockholders’ equity	$364,363	$352,507

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (Unaudited) (In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007

Net revenues:
E-commerce (combined online and telephonic)	$177,476	$175,592	$566,147	$555,010
Other	42,091	38,187	133,432	125,767

Total net revenues	219,567	213,779	699,579	680,777

Cost of revenues	130,062	127,092	397,137	387,299

Gross profit	89,505	86,687	302,442	293,478

Operating expenses:
Marketing and sales	60,587	59,023	196,960	200,430
Technology and development	5,515	5,469	16,169	15,831
General and administrative	13,151	14,198	43,817	41,472
Depreciation and amortization	5,011	4,447	14,848	13,025

Total operating expenses	84,264	83,137	271,794	270,758

Operating income	5,241	3,550	30,648	22,720

Other income (expense):
Interest income	363	203	836	794
Interest expense	(1,073)	(1,551)	(4,355)	(5,804)
Other	25	1	55	5

Total other income (expense), net	(685)	(1,347)	(3,464)	(5,005)

Income before income taxes	4,556	2,203	27,184	17,715
Income tax expense	1,266	1,150	10,428	7,159

Net income	$3,290	$1,053	$16,756	$10,556

Net Income per common share:
Basic	$0.05	$0.02	$0.27	$0.16
Diluted	$0.05	$0.02	$0.26	$0.16
Weighted average shares used in the calculation of net income per common share:
Basic	63,261	62,358	62,970	64,216
Diluted	65,413	64,284	65,604	65,475

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Nine Months Ended
	March 30, 2008	April 1, 2007

Operating activities
Net income	$16,756	$10,556
Reconciliation of net income to net cash provided by operations:
Depreciation and amortization	14,848	13,025
Deferred income taxes	10,374	7,824
Bad debt expense	1,363	1,111
Stock based compensation	3,339	3,386
Other non-cash items	275	72
Changes in operating items:
Receivables	(1,559)	(9,708)
Inventories	(5,506)	(13,881)
Prepaid and other	1,275	(1,187)
Accounts payable and accrued expenses	608	(529)
Other assets	300	(867)
Other liabilities	323	856

Net cash provided by operating activities	42,396	10,658

Investing activities
Acquisitions, net of cash acquired	(4,135)	(347)
Dispositions	125	1,112
Capital expenditures	(11,615)	(13,565)
Other	204	(36)

Net cash used in investing activities	(15,421)	(12,836)
Financing activities
Acquisition of treasury stock	(1,079)	(15,722)
Proceeds from employee stock options	3,837	1,269
Proceeds from bank borrowings	80,000	95,000
Repayment of notes payable and bank borrowings	(87,466)	(92,433)
Repayment of capital lease obligations	(25)	(377)

Net cash used in financing activities	(4,733)	(12,263)

Net change in cash and equivalents	22,242	(14,441)
Cash and equivalents:
Beginning of period	16,087	24,599
End of period	$38,329	$10,158

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	March 30, 2008	April 1, 2007	% Change	March 30, 2008	April 1, 2007	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$141,018	$140,058	0.7%	$342,687	$337,451	1.6%
BloomNet Wire Service	15,410	12,743	20.9%	38,033	29,549	28.7%
Gourmet Food & Gift Baskets	39,675	35,629	11.4%	173,442	166,763	4.0%
Home & Children’s Gifts	24,565	26,507	(7.3%)	147,313	149,519	(1.5%)
Corporate (*)	371	143	159.4%	2,081	1,179	76.5%
Intercompany eliminations	(1,472)	(1,301)	(13.1%)	(3,977)	(3,684)	(8.0%)
Total net revenues	$219,567	$213,779	2.7%	$699,579	$680,777	2.8%

	Three Months Ended			Nine Months Ended
	March 30, 2008	April 1, 2007	% Change	March 30, 2008	April 1, 2007	% Change

Gross profit:
1-800-Flowers.com Consumer Floral	$53,520	$53,987	(0.9%)	$132,540	$131,013	1.2%
	38.0%	38.5%		38.7%	38.8%

BloomNet Wire Service	8,419	6,612	27.3%	21,301	16,489	29.2%
	54.6%	51.9%		56.0%	55.8%

Gourmet Food & Gift Baskets	18,221	15,397	18.3%	82,002	76,622	7.0%
	45.9%	43.2%		47.3%	45.9%

Home & Children’s Gifts	9,544	10,616	(10.1%)	66,341	68,862	(3.7%)
	38.9%	40.0%		45.0%	46.1%

Corporate (*)	79	110	(28.2%)	842	631	33.4%
	21.3%	76.9%		40.5%	53.5%

Intercompany eliminations	(278)	(35)		(584)	(139)
Total gross profit	$89,505	$86,687	3.3%	$302,442	$293,478	3.1%
	40.8%	40.5%		43.2%	43.1%

	Three Months Ended			Nine Months Ended
	March 30, 2008	April 1, 2007	% Change	March 30, 2008	April 1, 2007	% Change

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$17,221	$19,133	(10.0%)	$42,727	$40,454	5.6%
BloomNet Wire Service	5,561	3,835	45.0%	12,583	8,793	43.1%
Gourmet Food & Gift Baskets	3,281	1,832	79.1%	26,338	25,584	2.9%
Home & Children’s Gifts	(3,239)	(3,122)	(3.7%)	3,212	(1,104)	390.9%
Category Contribution Margin Subtotal	22,824	21,678	5.3%	84,860	73,727	15.1%
Corporate (*)	(12,572)	(13,681)	(8.1%)	(39,364)	(37,982)	3.6%
EBITDA	$10,252	$7,997	28.2%	$45,496	$35,745	27.3%
(*)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Appendix A – Reconciliations of Historical Information (In thousands) (unaudited)

Reconciliation of Net Income to EBITDA:
	Three Months Ended		Nine Months Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007

Net income	$3,290	$1,053	$16,756	$10,556
Add:
Interest expense	1,073	1,551	4,355	5,804
Depreciation and amortization	5,011	4,447	14,848	13,025
Income tax expense	1,266	1,150	10,428	7,159
Less:
Interest income	363	203	836	794
Other income	25	1	55	5

EBITDA	$10,252	$7,997	$45,496	$35,745

CONTACT:
1-800-FLOWERS.COM
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Steven Jarmon, 516-237-4675
sjarmon@1800flowers.com